THE OTTO LAW GROUP
A PROFESSIONAL LIMITED LIABILITY COMPANY

James Vandeberg
jvandeberg@ottolaw.com

August 4, 2004

VIA FIRST CLASS MAIL

John Robertson
REGI US Inc.
1103 – 11871 Horseshoe Way
Richmond, BC V7A 5H5
Canada

Re: Engagement of The Otto Law Group, PLLC

Dear John:

This Engagement Agreement (the "Agreement") confirms the principal terms under which **REGI US Inc.** (the "Company") agrees to engage The Otto Law Group, PLLC ("Otto Law"). Under this Agreement, Otto Law will assist the Company with various matters, including, without limitation, the following:

1. Executing the Company's strategic financing and growth, preparing offering memoranda (if necessary) and developing other materials relevant to the Company's contemplated financing and growth strategy (a "Financing");

2. Providing legal advice and assisting with certain securities issues, corporate finance issues, blue sky laws, and investor issues; and

3. Providing legal advice with respect to the Company's capitalization, contemplated financing, potential corporate transactions, corporate governance, and other general business matters.

In connection with the provision of the foregoing services, Otto Law and the Company agree to the following compensation arrangement:

1. Otto Law shall receive a "success fee" upon successful completion of a financing. The success fee shall be equal to five percent (5%) of the cash consideration given to the Company by parties introduced to the Company by Otto Law. Any cash consideration received by the Company by parties not introduced to the Company by Otto Law shall not be subject to the success fee;

2. Upon successful completion of a financing, Otto Law shall also receive a success fee equal to five percent (5%) of the equity issued by the Company to parties introduced to the Company by Otto Law. The success fee shall be in the form of options, warrants, or common stock, which shall be determined at or before completion of the Purchase; and

3. Otto Law shall bill the Company for fees, primarily on an hourly basis, according to Otto Law's usual and customary charges. Otto Law's hourly rates are as follows: David Otto's hourly rate will be $350.00; James Vandeberg's hourly rate will be $350.00; the rate for associates will be between $185.00 and $300.00 per hour; and the rate for non-attorney members of our staff will be between $60.00 and $135.00 per hour. Otto Law <u>shall</u> <u>not</u> adjust its fees without the prior written consent of the Company.

We look forward to working together and helping you and the Company achieve its financial and business objectives. If the proposed terms are acceptable to you and the Company, please sign below and return the signed copy of this Agreement to me.

If you have any further questions or concerns, please do not hesitate to contact me.

Sincerely,

The Otto Law Group, PLLC

James Vandeberg

James Vandeberg

Agreed and accepted this 16 day of August, 2004.

REGI US Inc.:

By: J Robertson

Name: John Robertson